Exhibit 4.4

APPOINTMENT OF SUCCESSOR RIGHTS AGENT

THIS APPOINTMENT OF SUCCESSOR RIGHTS AGENT (the "Appointment") is made and entered into effective as of September 9, 2002 by and between PepsiAmericas, Inc. (formerly known as Whitman Corporation) (the "Company") and Wells Fargo Bank Minnesota N.A. ("Wells Fargo").

WHEREAS, the Board of Directors of the Company has approved and authorized the removal of First Chicago Trust Company of New York (“First Chicago”) as Rights Agent under the Rights Agreement between Whitman Corporation and First Chicago Trust Company, dated as of May 20, 1999 and amended as of August 18, 2000 (the “Agreement”). A copy of the Agreement is attached hereto as Exhibit A.

WHEREAS, the Board of Directors of the Company has approved and authorized the appointment of Wells Fargo Bank Minnesota N.A. (“Wells Fargo”) as successor Rights Agent pursuant to the terms and conditions of the Agreement.

WHEREAS, Wells Fargo desires to assume the duties and obligations of the Rights Agent pursuant to the terms and conditions of the Agreement.

THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Appointment. The Company hereby appoints Wells Fargo to act as the successor Rights Agent pursuant to the terms and conditions of the Agreement. Wells Fargo hereby accepts such appointment and agrees to act as successor Rights Agent pursuant to the terms and conditions of the Agreement.

Section 2. Changes to the Agreement. There shall be no change in any provision of the Agreement as a result of the appointment of Wells Fargo as successor Rights Agent, except that wherever the name and/or address of First Chicago is noted, it shall be deemed changed to Wells Fargo Bank Minnesota N.A., P.O. Box 64854, St. Paul, MN 55164-0854.

Section 3. Capitalized Terms. Capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to them in the Agreement, unless the context shall otherwise require.

Section 4. Governing Law. This Appointment shall be governed by, and construed in accordance with, the laws of Delaware.

Section 5. Counterparts. This Appointment may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute but one agreement.

Section 6. Binding Effect. This Appointment shall be binding upon the parties hereto and their respective successors and permitted assigns.

Section 7. Third Parties. This Appointment shall not confer any rights or remedies upon any person or entity other than the parties hereto, and their respective successors and permitted assigns.

IN WITNESS WHEREOF, this Appointment has been duly executed by the parties hereto, effective as of the day and year first written above.

PEPSIAMERICAS, INC.

By:	/s/ Brian D. Wenger
Name:	Brian D. Wenger
Title:	Corporate Secretary

WELLS FARGO BANK MINNESOTA N.A.

By:	/s/ Barbara M. Novak
Name:	Barbara M. Novak
Title:	Vice President